EXHIBIT 10.1
Execution Version

COOPERATION AND SETTLEMENT AGREEMENT

This Cooperation and Settlement Agreement (this “Agreement”) dated June 30, 2017, is by and among T.J. Rodgers, the entities listed on Schedule A (the “Rodgers Trusts” and together with Mr. Rodgers, the “Rodgers Parties”) and Cypress Semiconductor Corporation (the “Company”).

WHEREAS, Mr. Rodgers previously filed two lawsuits in the Delaware Court of Chancery against the Company or its board of directors (the “Board”) – T.J. Rodgers v. Cypress Semiconductor Corporation (C.A. No. 32017-0070-AGB) and T.J. Rodgers v. H. Raymond Bingham, Eric A. Benhamou, W. Steve Albrecht, O.C. Kwon, Wilbert Van Den Hoek, Michael S. Wishart, and Hassane El-Khoury (C.A. No. 2017-0314-AGB) (collectively, the “2017 Lawsuits”).
WHEREAS, Mr. Rodgers, through one of the Rodgers Trusts, previously nominated J. Daniel McCranie and Camillo Martino (each, a “Rodgers Nominee”) for election to the Board at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”).
WHEREAS, at the 2017 Annual Meeting, each of the Rodgers Nominees were elected by the Company’s stockholders to serve on the Board for a one-year term, with each to hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal.
WHEREAS, the Company and the Rodgers Parties have determined to come to an agreement with respect to certain matters as provided in this Agreement.

WHEREAS, the Board has determined that it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Company Board and Committees Meetings. During the terms of office of each Rodgers Nominee on the Board, (a) each Rodgers Nominee shall be entitled to attend any meeting of any committee of the Board, whether or not such Rodgers Nominee is a member of such committee and (b) the chairman of the Board shall call a special meeting of the Board upon the written request of any two directors.

2.     Standstill.

(a)    Each of the Rodgers Parties agrees that, during the Covered Period (as defined below) (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors, or as permitted by this Agreement), it shall not, and shall cause each of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), not to:

(i)          submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board;

(ii)    engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce or seek to advise, encourage or influence any other person with respect to the voting of any voting stock of the Company

(including any withholding from voting) or disclose how he intends to vote or act on any such matter; provided, however, that any of the Rodgers Parties may publicly disclose how he/it intends to vote in any proxy solicitation or referendum if and to the extent required by applicable subpoena, legal process, other legal requirement (except for such requirement that arises as a result of the actions of a Rodgers Party otherwise in violation of this Section 2);

(iii)    seek to call, or to request the call of, a special meeting of the Company’s stockholders; provided, however, that the Rodgers Parties shall be free to vote as they see fit on any public solicitation with respect to such matters;

(iv)    form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the voting stock of the Company or deposit any shares of voting stock of the Company in a voting trust or similar arrangement or subject any shares of voting stock of the Company to any voting agreement or pooling arrangement in order to effect or take any of the actions expressly prohibited by this Section 2 or otherwise take any action challenging the validity or enforceability of any provisions of this Section 2;

(v)    except as expressly provided in this Agreement, (A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or (B) seek, alone or in concert with others, the removal of any member of the Board or a change in the size or composition of the Board or the committees thereof;

(vi)    except as expressly provided in this Agreement, alone or in concert with others, make any proposal or request that constitutes: (A) advising, controlling, changing or influencing (or in each case attempting to do so) the Board or management or policies of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization or dividend policy of the Company or (C) any other material change in the Company’s executive management, business, corporate strategy or corporate structure;

(vii)     (A) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person or (B) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of shares of the Company’s common stock (the “Common Stock”) or rights or options to acquire Common Stock or engage in any swap or hedging transactions (other than cash-only settled swaps) or other derivative agreements of any nature with respect to the Common Stock, if such acquisition or transaction would result in the Rodgers Parties having beneficial ownership or economic exposure to more than 5.0% of the then issued and outstanding Common Stock (excluding, for the avoidance of doubt, any economic exposure resulting from cash-only settled swaps);

(viii)    disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing or request or advance any proposal to amend, modify or waive the terms of this Agreement (provided, that the Rodgers Parties may make confidential requests to the Board to amend, modify or waive the terms of this Agreement);

(ix)    disclose publicly, or privately in a manner that could reasonably be expected to become public, how any Rodgers Party intends to vote or act, or has voted or acted, at any stockholder meeting or in connection with any stockholder action by written consent;

(x)    institute, solicit, assist, facilitate or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), make any requests for a list of the Company’s stockholders or any “books and records” demands against the Company or make application or demand to a court or other person for an inspection, investigation or examination of the Company or its subsidiaries or Affiliates (whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise); provided that nothing shall prevent any of the Rodgers Parties from bringing litigation to enforce the provisions of this Agreement or from bringing litigation that alleges fraud or malfeasance on the part of the Board or challenging the Board's approval of an Extraordinary Transaction (as defined below); or

(xi)    advise, assist, encourage, seek to persuade or solicit any person to take any action with respect to any of the foregoing.

(b)    For the avoidance of doubt, nothing in this Agreement shall restrict any of the Rodgers Parties during the Covered Period from participating (on the same basis as other stockholders of the Company) in any third-party tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation or other extraordinary transaction involving the Company or any of its or their respective securities or assets (an “Extraordinary Transaction”), or from making a public statement in opposition to an Extraordinary Transaction in response to any proposed Extraordinary Transaction that has been publicly announced by the Company or any third party, it being understood that such a public statement in opposition to an Extraordinary Transaction that only expresses such opposition and the specific factual reasons for such opposition to the particular Extraordinary Transaction will not, without more and in and of itself, be deemed to violate Section 7 hereof.

3.    Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

4.    Representations of the Rodgers Parties. Each of the Rodgers Parties, jointly and severally, represent and warrant as follows: (a) each of the Rodgers Parties has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by each of the Rodgers Parties, constitutes a valid and binding obligation and agreement of the Rodgers Parties and is enforceable against the Rodgers Parties in accordance with its terms.

5.     Termination.

(a)     This Agreement is effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending upon the earlier of the conclusion of the Company’s 2019 annual meeting of stockholders and May 31 2019; provided, however, that if the Board does not nominate both Rodgers Nominees at the Company’s 2018 or 2019 annual meetings of stockholders (the “2018 and 2019 Annual Meetings”) (other than as a result of a Rodgers Nominee (i) refusing or declining to serve as a nominee or his inability to serve due to death or disability or (ii) failing to satisfy the requirements set forth in the Company’s policies, codes and guidelines applicable to directors of the Company or the requirements for directorship under applicable law or the rules of any exchange on which the Common Stock is traded (each of clause (i) and clause (ii) an “Applicable Exception”)), the Covered Period shall expire at such time as both Rodgers Nominees are not so nominated; provided, further, that if the advance notice deadline for nominations of directors at such upcoming annual meeting of stockholders of the Company has passed (or there remains less than forty-five (45) days from the time a Rodgers Nominee is notified that he has not been so nominated until such advance notice deadline), the Board shall take all appropriate action to (A) provide Mr. Rodgers with a forty-five (45)-day period from the time such Rodgers Nominee is notified that he has not been so nominated to comply with the advance notice provisions for nominations of directors contained in the Company’s Amended and Restated Bylaws at such upcoming annual meeting and (B) cause such upcoming annual meeting not to be held prior to one-hundred twenty (120) days following the time such Rodgers Nominee is notified he has not been so nominated.

(b)    Notwithstanding anything else in this Agreement, including, without limitation, Section 5(a), prior to 2018 and 2019 Annual Meetings, except in the case of an Applicable Exception, the Board shall take all necessary actions to nominate to the Board each of the Rodgers Nominees for re-election as members of the Board at the 2018 and 2019 Annual Meetings, such nomination not to be withheld unless the Board unanimously (other than the Rodgers Nominees) determines in good faith, based on information or events that occur or are discovered after the date of this Agreement, that nominating either or both of the Rodgers Nominees would be detrimental to the Company.

(c)    Notwithstanding any else in this Agreement, including without limitation Sections 5(a) and 5(b), if a party materially breaches its obligations under this Agreement in a manner that has material adverse impact on a party, then the non-breaching party shall be entitled to terminate this Agreement in the event that such breach is not cured within ten-days of notice from the non-breaching party to the breaching party of such breach.

(d)     The provisions of this Section 5 and Section 9 through Section 17 shall survive the termination of this Agreement. No termination pursuant to Section 5(a) or Section 5(c) shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

6.     Public Announcement and SEC Filing.

(a)     The Company shall file promptly with the SEC a Current Report on Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)     The Company shall promptly issue a press release in connection with this Agreement and in the form attached hereto as Exhibit A, which is expressly agreed to by the Rodgers Parties, and CypressFirst shall promptly issue a press release in connection with this Agreement and in the form attached hereto as Exhibit B, which is expressly agreed to by the Company.

7.    Non-Disparagement. Subject to Section 8 of this Agreement, during the Covered Period, the parties to this Agreement shall each refrain from making, and shall cause their respective Affiliates and Associates and its and their respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, not to make, any public statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, impugns, criticizes the character and integrity or is reasonably likely to damage materially the business or reputation of, (a) in the case of statements or announcements by the Rodgers Parties, the Company or any of its Affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of the Company or any of its Affiliates or subsidiaries, or any of the Company’s advisors or (b) in the case of statements or announcements by the Company, Mr. Rodgers and his Affiliates or advisors or the Rodgers Nominees. The foregoing shall not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

8.    Special Provisions for Public Announcements by Mr. Rodgers. Notwithstanding anything else in this Agreement, Mr. Rodgers will be free to comment publicly at any time in response to any public comments made by the Company or any of its representatives after the date hereof relating to Mr. Rodgers’ reputation; provided, however, that if any such comment is publicly made by Mr. Rodgers, notwithstanding anything else in this Agreement, the Company shall be permitted to comment publicly in response to Mr. Rodgers’ comment.

9.    Litigation.

(a)     Promptly following the execution of this Agreement, the Rodgers Parties will take all actions necessary to terminate the 2017 Lawsuits with prejudice and will not make any claim for fees in connection therewith.

(b)      Each party to this Agreement agrees not to bring any claim in the future against another party to this Agreement arising from the 2017 Lawsuits, matters discovered during the discovery (including without limitation all depositions and document production) in connection with the 2017 Lawsuits, or public materials relating to the 2017 Annual Meeting (including without limitation all proxy statements, proxy supplements, fight letters, and press releases).

10.    Miscellaneous. Each of the parties to this Agreement acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Rodgers Parties, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the moving party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 13 of this Agreement or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD OTHERWISE BE APPLICABLE THERETO.

If any party institutes any legal suit, action or proceeding against the other party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including, but not limited to, contract, equity, tort, fraud and statutory claims, the prevailing party in the suit, action or proceeding is entitled to receive, and the non-prevailing party shall pay, in addition to all other remedies to which the prevailing party may be entitled, the costs and expenses incurred by the prevailing party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

11.    Expenses. All fees, costs and expenses incurred by Mr. Rodgers in connection with this Agreement and all matters related hereto, including the 2017 Lawsuits and the 2017 Annual Meeting, will be reimbursed by the Company within five (5) business days of the receipt by the Company of reasonable documentation of such fees, costs and expenses; provided, that such reimbursement shall not exceed $3.5 million in the aggregate. All fees, costs and expenses incurred by the Company in connection with this Agreement and all matters related hereto will be paid by the Company.

12.    Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection:

If to the Company:                 Cypress Semiconductor Company
198 Champion Court
San Jose, California 95134
Attention: Chief Legal Officer

With a copy to (which shall not constitute notice):    Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention: Kenton J. King
Michael Mies
Email: Kenton.King@skadden.com
Michael.Mies@skadden.com

If to the Rodgers Parties:                 T.J. Rodgers
575 Eastview Way
Woodside, CA 94062

With a copy to (which shall not constitute notice):     Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Christopher Kaufman
Email: christopher.kaufman@lw.com

14.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

15.     Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

16.     No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party
.
17.     Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The word “person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this COOPERATION AND SETTLEMENT AGREEMENT or caused the same to be executed by its duly authorized representative as of the date first above written.

CYPRESS SEMICONDUCTOR CORPORATION

By:     /s/ Thad Trent_____________________
Name:     Thad Trent_______________________
Title:     CFO____________________________

[Signature Page to Cooperation and Settlement Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this COOPERATION AND SETTLEMENT AGREEMENT or caused the same to be executed by its duly authorized representative as of the date first above written.

/s/ T.J. Rodgers________________________
T.J. Rodgers

Rodgers Massey Revocable Living Trust Dtd 04/04/11
By:     /s/ T.J. Rodgers__________________
Name:     ______________________________
Title:     ______________________________

Rodgers Massey Charitable Legacy Trust
By:     /s/ T.J. Rodgers__________________
Name:     ______________________________
Title:     ______________________________

TJ Rodgers 2012 Irrevocable Trust Dtd 12/26/12
By:     /s/ T.J. Rodgers__________________
Name:     ______________________________
Title:     ______________________________

Valeta Massey 2012 Irrevocable Trust Dtd 12/26/12
By:     /s/ T.J. Rodgers__________________
Name:     ______________________________
Title:     ______________________________

The James Rodgers Irrevocable Trust
By:     /s/ T.J. Rodgers__________________
Name:     ______________________________
Title:     ______________________________

The Rodgers Massey Living Trust
By:     /s/ T.J. Rodgers__________________
Name:     ______________________________
Title:     ______________________________

The Rodgers Massey 2012 Residences Trust Dtd 12/26/12
By:     /s/ T.J. Rodgers__________________
Name:     ______________________________
Title:     ______________________________

Rodgers-Massey 2016 Irrevocable Charitable Trust Dtd 08/30/16
By:     /s/ T.J. Rodgers__________________
Name:     ______________________________
Title:     ______________________________

[Signature Page to Cooperation and Settlement Agreement]

Schedule A

Rodgers Trusts

Rodgers Massey Revocable Living Trust Dtd 04/04/11

Rodgers Massey Charitable Legacy Trust

TJ Rodgers 2012 Irrevocable Trust Dtd 12/26/12

Valeta Massey 2012 Irrevocable Trust Dtd 12/26/12

The James Rodgers Irrevocable Trust

The Rodgers Massey Living Trust

The Rodgers Massey 2012 Residences Trust Dtd 12/26/12

Rodgers-Massey 2016 Irrevocable Charitable Trust Dtd 08/30/16

Exhibit A

Company Press Release

Cypress Announces Settlement Agreement with T.J. Rodgers

SAN JOSE, Calif., July 5, 2017 – Cypress Semiconductor Corporation (“Cypress”) (NASDAQ: CY) today announced that it has reached a cooperation and settlement agreement with former CEO T.J. Rodgers. The settlement was negotiated on behalf of Cypress by Steve Albrecht, Chairman of the Board, Hassane El-Khoury, President and CEO and Dan McCranie, who was elected to the Cypress Board of Directors at the Company’s 2017 Annual Meeting of Stockholders in June 2017.

Under the terms of the agreement, Cypress and Rodgers have entered into a standstill and mutual non-disparagement agreement through the earlier of (i) May 31, 2019 and (ii) the conclusion of the 2019 Annual Meeting, so long as Dan McCranie and Camillo Martino (“the Rodgers Nominees”) are nominated by the Cypress Board for election at the 2018 and 2019 Annual Meetings. Cypress’ Board is obligated to nominate McCranie and Martino for re-election at the 2018 and 2019 Annual Meeting of Stockholders unless the Board unanimously (other than the Rodgers Nominees) determines in good faith that nominating either or both of the Rodgers Nominees would be detrimental to the Company. Rodgers has also agreed to terminate all existing ligation against Cypress brought in connection with the contested election at the 2017 Annual Meeting. Cypress has agreed to reimburse Rodgers for expenses of up to $3.5 million, in connection with the 2017 proxy contest.

“We are pleased to have reached an agreement with T.J. Rodgers, which is a very positive and beneficial outcome for both the Company and our stockholders,” said Steve Albrecht. “This allows Hassane and the management team to focus all of their attention on accelerating the execution of our Cypress 3.0 strategy and working closely with customers to solve the problems they care about. The Cypress Board of Directors, including our newest members, Dan McCranie and Camillo Martino, are committed to providing the support and guidance to Cypress management for this next exciting phase of our company.”

“I firmly believe this agreement is in the best interest of all Cypress stakeholders, including stockholders and employees,” said T.J. Rodgers. “I fully support the Cypress Board and management team’s continuing efforts to drive Cypress forward and I am excited to see what the next few years bring.”

The agreement between Cypress and Rodgers will be filed on a Form 8-K with the Securities and Exchange Commission, which can be accessed at www.sec.gov.

About Cypress

Cypress is a leader in advanced embedded system solutions for the world's most innovative automotive, industrial, home automation and appliances, consumer electronics and medical products. Cypress' programmable systems-on-chip, general-purpose microcontrollers, analog ICs, wireless and USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first. Cypress is committed to providing customers with support and engineering resources that enable innovators and out-of-the-box thinkers to disrupt markets and create new product categories. To learn more, go to www.cypress.com.

Forward-Looking Statements

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries' plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy; the composition of our Board of Directors; our 2017 Annual Meeting of Stockholders; the Company’s financial and operational performance; our corporate governance policies and practices; and our plans to file certain materials with the SEC. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to: the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Contacts:
For Media:
Sard Verbinnen & Co
Ron Low/John Christiansen
(415) 618-8750
cypress-svc@sardverb.com

For Investors:
Okapi Partners LLC
Bruce Goldfarb/Pat McHugh/Tony Vecchio
(877) 285-5990
info@okapipartners.com

Exhibit B

Mr. Rodgers Press Release

T.J. RODGERS AND CYPRESS SEMICONDUCTOR ENTER INTO
COOPERATION AND SETTLEMENT AGREEMENT

Parties Settle Litigation and Provide for Re-nomination of Directors J. Daniel McCranie and Camillo Martino through 2019 Annual Meeting of Stockholders

T.J. Rodgers Agrees to Standstill through Same Annual Meeting

SAN JOSE, C.A., July 5, 2017— T.J. Rodgers, founder and former CEO of Cypress Semiconductor Corporation (NASDAQ: CY) and the Company’s largest individual stockholder, today announced that he entered into an agreement with Cypress that provides for the re-nomination of J. Daniel McCranie and Camillo Martino to the Cypress Board of Directors through the 2019 Annual Meeting of Cypress stockholders, and that he has agreed to a standstill prohibiting certain activities, including the initiation of a proxy contest against Cypress, by Mr. Rodgers through the same meeting.

T.J. Rodgers said, “I remain grateful to the Cypress stockholders for electing two candidates, Dan and Camillo, who I am confident have already become valuable additions to the Cypress Board. I am pleased to enter into an agreement with Cypress that will provide the assurances of peace that a number of stockholders have requested. As I have previously indicated, I am looking forward to getting back to my work on innovative technologies for the IoT and in alternative energy while the Cypress board and management do their work.”

The Cooperation and Settlement Agreement will be filed with the U.S. Securities and Exchange Commission by Cypress on Form 8-K.

Media Contacts
Abernathy MacGregor
Jeremy Jacobs / Trevor Martin
212-371-5999 / 415-926-7961
JRJ@abmac.com
TRM@abmac.com

Investor Contacts
MacKenzie Partners
Daniel Burch / Laurie Connell
212-929-5500
Dburch@mackenziepartners.com
Lconnell@mackenziepartners.com